Exhibit 99.j

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 25, 2000, relating to the financial statements and financial highlights which appears in the September 30, 2000 Annual Report to Shareholders of Strong Multi Cap Value Fund (formerly known as Strong Schafer Value Fund) (one of the funds constituting Strong Equity Funds II, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
June 1, 2001